                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
       TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED PURSUANT
                               TO RULE 13(d)-2(b)

                               (Amendment No.___)*


                               autobytel.com inc.
                               ------------------
                                (Name of Issuer)


                    Common Stock, $0.001 par value per share
                    ----------------------------------------
                         (Title of Class of Securities)


                                   05275N 10 6
                                   -----------
                                 (CUSIP Number)


                                December 31, 1999
                                -----------------
             (Date of Event Which Requires Filing of this Statement)




Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ] Rule 13d-1(b)

         [ ] Rule 13d-1(c)

         [x] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 05275N 10 6                  13G                    Page 2 of 18 Pages

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).


      General Electric Capital Corporation (13-1500700)
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]
      Not applicable.
------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      New York
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          1,847,059
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             -0-
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          1,847,059
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,847,059
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [X]
      The amount in Row 9 does not include 80,673 shares of the Issuer's Common Stock owned by National Broadcasting Company, Inc., beneficial ownership of which is disclaimed by General Electric Capital Corporation.
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      10.1%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12

      CO
------------------------------------------------------------------------------

CUSIP No. 05275N 10 6                  13G                    Page 3 of 18 Pages

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).


      General Electric Capital Services, Inc. (06-1095035)
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]
      Not applicable.
------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          Disclaimed (see 9 below).
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             Not applicable.
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          Disclaimed (see 9 below).
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          Not applicable.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      Beneficial ownership of all shares is disclaimed by General Electric Capital Services, Inc.
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]
      Not applicable.
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      Not applicable (see 9 above).
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12

      CO
------------------------------------------------------------------------------

CUSIP No. 05275N 10 6                  13G                    Page 4 of 18 Pages

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).


      General Electric Company (14-0689340)
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]
      Not applicable.
------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      New York
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          Disclaimed (see 9 below).
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             Not applicable.
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          Disclaimed (see 9 below).
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          Not applicable.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      Beneficial ownership of all shares is disclaimed by General Electric Company.
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]
      Not applicable.
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      Not applicable (see 9 above).
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12

      CO
------------------------------------------------------------------------------

CUSIP No. 05275N 10 6                  13G                    Page 5 of 18 Pages

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).


      National Broadcasting Company, Inc. (14-1682529)
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]
      Not applicable.
------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          80,673
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             -0-
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          80,673
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      80,673
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [X]
      The amount in Row 9 does not include 1,847,059 shares of the Issuer's Common Stock owned by General Electric Capital Corporation, beneficial ownership of which is disclaimed by National Broadcasting Company, Inc.
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      0.4%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12

      CO
------------------------------------------------------------------------------

CUSIP No. 05275N 10 6                  13G                    Page 6 of 18 Pages

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).


      National Broadcasting Company Holding, Inc. (13-3448662)
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]
      Not applicable.
------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          Disclaimed (see 9 below).
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             Not applicable.
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          Disclaimed (see 9 below).
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          Not applicable.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      Beneficial ownership of all shares is disclaimed by National Broadcasting Company Holding, Inc.
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]
      Not applicable.
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      Not applicable (see 9 above).
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12

      CO
------------------------------------------------------------------------------

CUSIP No. 05275N 10 6                 13G                     Page 7 of 18 Pages

Item 1(a).        Name of Issuer:
                  autobytel.com inc.

Item 1(b).        Address of Issuer's Principal Executive Offices:
                  18872 MacArthur Boulevard
                  Irvine, California 92612-1400

Item 2(a).        Name of Person Filing:
                  General Electric Capital Corporation ("GECC")
                  General Electric Capital Services, Inc. ("GECS") General Electric Company ("GE")
                  National Broadcasting Company, Inc. ("NBC")
                  National Broadcasting Company Holding, Inc. ("NBCH")

                  GECC is a wholly-owned subsidiary of GECS, which is a wholly-owned subsidiary of GE. NBC is a wholly-owned subsidiary of NBCH, Inc., which is a wholly-owned subsidiary of GE.

Item 2(b).        Address of Principal Business Office:
                  GECC:    260 Long Ridge Road, Stamford, Connecticut 06927
                  GECS:    260 Long Ridge Road, Stamford, Connecticut 06927
                  GE:      3135 Easton Turnpike, Fairfield, Connecticut 06431
                  NBC:     30 Rockefeller Plaza, New York, New York 10112
                  NBCH:    30 Rockefeller Plaza, New York, New York 10112

Item 2(c).        Citizenship:
                  GECC:    New York
                  GECS:    Delaware
                  GE:      New York
                  NBC:     Delaware
                  NBCH:    Delaware

Item 2(d).        Title of Class of Securities:
                  Common Stock, par value $0.001 per share

Item 2(e).        CUSIP Number:
                  05275N 10 6

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

                  Not applicable.

CUSIP No. 05275N 10 6                 13G                     Page 8 of 18 Pages


Item 4.  Ownership.

     (a) - (c) The response of GECC, GECS, GE, NBC and NBCH to Items 5, 6, 7,8, 9 and 11 of each of their respective Cover Pages which relate to the beneficial ownership of the Common Stock of the Issuer are incorporated herein by reference.

     Each of GECS, GE and NBCH hereby disclaims beneficial ownership of the Common Stock of the Issuer owned by either GECC or NBC. GECC hereby disclaims beneficial ownership of the Common Stock of the Issuer owned by NBC. NBC hereby disclaims beneficial ownership of the Common Stock of the Issuer owned by GECC.

Item 5.           Ownership of Five Percent or Less of a Class.

                  Not applicable.

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

                  Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                  Not Applicable

Item 8.           Identification and Classification of Members of the Group.

                  Not Applicable

Item 9.           Notice of Dissolution of Group.

                  Not Applicable

CUSIP No. 05275N 10 6                 13G                     Page 9 of 18 Pages



Item 10. Certifications.


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                   February 14, 2000
                                           ----------------------------------
                                                          Date



                                           GENERAL ELECTRIC CAPITAL
                                            CORPORATION


                                           By: /s/ Michael E. Pralle
                                               -------------------------------
                                               Name: Michael E. Pralle
                                               Title:   Vice President

CUSIP No. 05275N 10 6                 13G                    Page 10 of 18 Pages


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                        February 14, 2000
                                                 -------------------------------
                                                               Date



                                                 GENERAL ELECTRIC CAPITAL
                                                    SERVICES, INC.


                                                 By: /s/ Michael E. Pralle
                                                     ---------------------------
                                                     Name: Michael E. Pralle
                                                     Title:   Attorney-in-Fact

CUSIP No. 05275N 10 6                 13G                    Page 11 of 18 Pages




                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                       February 14, 2000
                                                 -------------------------------
                                                             Date



                                                 GENERAL ELECTRIC COMPANY


                                                 By: /s/ Michael E. Pralle
                                                     ---------------------------
                                                     Name: Michael E. Pralle
                                                     Title:   Attorney-in-Fact

CUSIP No. 05275N 10 6                 13G                    Page 12 of 18 Pages



                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                         February 14, 2000
                                                 -------------------------------
                                                              Date



                                                 NATIONAL BROADCASTING
                                                    COMPANY, INC.


                                                 By: /s/ Elizabeth A. Newell
                                                     ---------------------------
                                                     Name: Elizabeth A. Newell
                                                     Title:   Attorney-in-Fact

CUSIP No. 05275N 10 6                 13G                    Page 13 of 18 Pages





                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                February 14, 2000
                                           -------------------------------------
                                                        Date



                                           NATIONAL BROADCASTING
                                            COMPANY HOLDING, INC.


                                           By: /s/ Elizabeth A. Newell
                                               ---------------------------------
                                               Name: Elizabeth A. Newell
                                               Title:   Attorney-in-Fact

CUSIP No. 05275N 10 6                 13G                    Page 14 of 18 Pages




                                 EXHIBIT LIST

     EXHIBIT NO.                        TITLE                       PAGE NO.
     ----------                         -----                       -------
          1                Joint Filing Agreement dated                15
                           February 14, 2000 among
                           GECC, GECS, GE, NBC and
                           NBCH

          2                Power of Attorney of GE                     16
                           dated as of April 30, 1998,
                           naming, among others,
                           Michael E. Pralle as attorney-
                           in-fact

          3                Power of Attorney of GECS,                  17
                           dated as of April 30, 1998,
                           naming, among others, Michael
                           E. Pralle as attorney-in-fact

          4                Power of Attorney of National               18
                           Broadcasting Company Holding,
                           Inc. and National Broadcasting
                           Company, Inc., dated as of February
                           8, 2000 naming, among others, Elizabeth A.
                           Newell as attorney-in-fact

CUSIP No. 05275N 10 6                 13G                    Page 15 of 18 Pages


                                  Exhibit No. 1



                             JOINT FILING AGREEMENT
                             ----------------------

     This will confirm the agreement by and among all of the undersigned that a statement may be filed on behalf of each of the undersigned persons by General Electric Capital Corporation with respect to the Common Stock of autobytel.com inc. Further, each of the undersigned agrees that General Electric Capital Corporation, by and of its duly elected officers, shall be authorized to sign from time to time on behalf of the undersigned, any amendments to this Schedule 13G or any statements on Schedule 13G relating to autobytel.com inc., which may be necessary or appropriate from time to time.

Date: February 14, 2000

GENERAL ELECTRIC CAPITAL CORPORATION


By:/s/ Michael E. Pralle
   --------------------------------
   Name: Michael E. Pralle
   Title:   Vice President


GENERAL ELECTRIC CAPITAL SERVICES, INC.


By: /s/ Michael E. Pralle
   --------------------------------
    Name: Michael E. Pralle
    Title:   Attorney-in-Fact

GENERAL ELECTRIC COMPANY


By: /s/ Michael E. Pralle
   --------------------------------
    Name: Michael E. Pralle
    Title:  Attorney-in-Fact

NATIONAL BROADCASTING COMPANY, INC.

By:  /s/ Elizabeth A. Newell
   --------------------------------
     Name: Elizabeth A. Newell
     Title:   Attorney-in-Fact

NATIONAL BROADCASTING COMPANY HOLDING, INC.

By: /s/ Elizabeth A. Newell
   --------------------------------
    Name: Elizabeth A. Newell
    Title:   Attorney-in-Fact

CUSIP No. 05275N 10 6                 13G                    Page 16 of 18 Pages


                                  Exhibit No. 2

                                POWER OF ATTORNEY

     The undersigned, General Electric Company, a New York corporation (hereinafter referred to as the "Corporation") does hereby make, constitute and appoint the persons listed below as the Corporation's true and lawful agent and attorney-in-fact (hereinafter referred to as the "Attorney") to act either together or alone in the name and on behalf of the Corporation for and with respect to the matters hereinafter described.

                  Name of Attorney:         Joan C. Amble
                                            Nancy E. Barton
                                            Jeffrey S. Werner
                                            Michael A. Gaudino
                                            J. Gordon Smith
                                            Michael E. Pralle
                                            Paul J. Licursi

         Each Attorney shall have the power and authority to do the following:

     To execute and deliver any Schedule 13D, Schedule 13G or Forms 3, 4 and 5 or any amendments thereto required to be filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934 on behalf of the Corporation with regard to any securities owned by General Electric Capital Services, Inc., General Electric Capital Corporation or any of their subsidiaries.

     And, in connection with the foregoing, to execute and deliver all documents, acknowledgments, consents and other agreements and to take such further action as may be necessary or convenient for the Corporation in order to more effectively carry out the intent and purpose of the foregoing.

     Agreements, commitments, documents, instruments, and other writings executed by the Attorney in accordance with the terms hereof shall be binding upon the Corporation without attestation and without affixation of the seal of the Corporation. The Power of Attorney conferred hereby shall not be delegable by any Attorney. The Attorney shall serve without compensation for acting in the capacity of agent and attorney-in-fact hereunder.

     Unless revoked by the Corporation, this Power of Attorney shall be governed under the laws of the State of New York and the authority of the Attorney hereunder shall terminate on March 31, 2000.

     IN WITNESS WHEREOF, the Corporation has caused this Power of Attorney to be executed, attested and its corporate seal to be affixed pursuant to authority granted by the Corporation's board of directors, as of the 30th day of April, 1998.

                                        General Electric Company

         (Corporate Seal)
                                        By:  /s/ Philip D. Ameen
                                             -----------------------------------
                                             Philip D. Ameen, Vice President

Attest:

/s/ Robert E. Healing
--------------------------------------
Robert E. Healing, Attesting Secretary

CUSIP No. 05275N 10 6                 13G                    Page 17 of 18 Pages



                                  Exhibit No. 3

                                POWER OF ATTORNEY

     The undersigned, General Electric Capital Services, Inc. a Delaware corporation (hereinafter referred to as the "Corporation") does hereby make, constitute and appoint the persons listed below as the Corporation's true and lawful agent and attorney-in-fact (hereinafter referred to as the "Attorney") to act either together or alone in the name and on behalf of the Corporation for and with respect to the matters hereinafter described.

                  Name of Attorney:
                                         Michael A. Gaudino
                                         J. Gordon Smith
                                         Michael E. Pralle
                                         Paul J. Licursi

         Each Attorney shall have the power and authority to do the following:

     To execute and deliver any Schedule 13D, Schedule 13G or Forms 3, 4 and 5 or any amendments thereto required to be filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934 on behalf of the Corporation with regard to any securities owned by the Corporation, General Electric Capital Corporation or any of their subsidiaries.

     And, in connection with the foregoing, to execute and deliver all documents, acknowledgments, consents and other agreements and to take such further action as may be necessary or convenient for the Corporation in order to more effectively carry out the intent and purpose of the foregoing.

     Agreements, commitments, documents, instruments, and other writings executed by the Attorney in accordance with the terms hereof shall be binding upon the Corporation without attestation and without affixation of the seal of the Corporation. The Power of Attorney conferred hereby shall not be delegable by any Attorney. The Attorney shall serve without compensation for acting in the capacity of agent and attorney-in-fact hereunder.

     Unless revoked by the Corporation, this Power of Attorney shall be governed under the laws of the State of New York and the authority of the Attorney hereunder shall terminate on March 31, 2000.

     IN WITNESS WHEREOF, the Corporation has caused this Power of Attorney to be executed, attested and its corporate seal to be affixed pursuant to authority granted by the Corporation's board of directors, as of the 30th day of April, 1998.

                                   General Electric Capital Services, Inc.


         (Corporate Seal)
                                   By: /s/ Nancy E. Barton
                                       -----------------------------------------
                                       Nancy E. Barton, Senior Vice President

Attest:

/s/ Brian T. McAnaney
---------------------------------------
Brian T. McAnaney, Assistant Secretary

CUSIP No. 05275N 10 6                 13G                    Page 18 of 18 Pages


                                    Exhibit 4

                                POWER OF ATTORNEY

     The undersigned, National Broadcasting Company Holding, Inc., a Delaware corporation (hereinafter referred to as the "Corporation") does hereby make, constitute and appoint the persons listed below as true and lawful agents and attorneys-in-fact (hereinafter referred to as the "Attorney") of the Corporation to act either together or alone in the name and on behalf of the Corporation for and with respect to the matters hereinafter described.

                  Name of Attorney: Elizabeth A. Newell
                                    Susan E. Weiner

         Each Attorney shall have the power and authority to do the following:

     To execute and deliver Schedule 13D, Schedule 13G or Forms 3, 4 and 5 or any amendments thereto required to be filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934 on behalf of the Corporation with regard to any securities owned by National Broadcasting Company Holding, Inc. or any of its subsidiaries.

     And, in connection with the foregoing, to execute and deliver all documents, acknowledgements, consents and other agreements and to take such further action as may be necessary or convenient of the Corporation in order to more effectively carry out the intent and purpose of the foregoing.

     Agreements, commitments, documents, instruments, and other writings executed by the Attorney in accordance with the terms hereof shall be binding upon the Corporation without attestation and without affixation of the seal of the Corporation. The Power of Attorney conferred hereby shall not be delegable by any Attorney. The Attorney shall serve without compensation for acting in the capacity of agent and attorney-in-fact hereunder.

     Unless sooner revoked by the Corporation, this Power of Attorney shall be governed under the laws of the State of New York.

     IN WITNESS WHEREOF, the Corporation has caused this Power of Attorney to be executed on this 8th day of February, 2000.


                               NATIONAL BROADCASTING COMPANY
                               HOLDING, INC.


                                        By:  /s/  Mark Begor
                                             ----------------------------------
                                             Mark Begor
                                             Vice President